Exhibit 99.3


August 2, 1999                                  CONTACTS:
                                                Jennifer Pierce 713/627-5719
                                                Bryant Kinney   704/382-2208


                      DUKE ENERGY INTERNATIONAL TO PURCHASE
                 DOMINION RESOURCES' LATIN AMERICAN PORTFOLIO

 THIRD LATIN AMERICAN PURCHASE BY DUKE ENERGY'S INTERNATIONAL UNIT WITHIN ONE
                                      WEEK

HOUSTON -- Duke Energy International announced today it will purchase Dominion Resources Inc.'s portfolio of hydroelectric, natural gas and diesel power generation businesses in Argentina, Belize, Bolivia and Peru for $405 million. The businesses being purchased total approximately 1,200 megawatts of gross generation capacity. The stock purchase brings Duke Energy International's total Latin American asset purchases in the past week to approximately 3,800 megawatts.



The transaction is expected to be completed before the end of the year after receiving appropriate government consents and approvals and financial closing.


"This purchase, along with our recent successes in Brazil and El Salvador, positions Duke Energy International to become Latin America's first truly regional power generation and energy trading and marketing company," said Duke Energy International President and Chief Executive

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Officer Bruce A. Williamson. "These assets will provide tremendous synergies with our existing portfolio along with the Brazilian and El Salvadorian companies we acquired last week.

 "Duke Energy's shareholders will be rewarded with immediate improvements in earnings per share when we complete these transactions and emerge as one of Latin America's premier energy companies. Duke Energy will be as strong a company in Latin America as it is in North America," Williamson said. "We look forward to continuing to build upon the very positive relationship with Dominion Resources that we developed throughout this transaction as they too become a gas and electric convergence company."

In the last week, Duke Energy International acquired generating companies in Brazil (Paranapanema) and El Salvador (Generadora Acajutla and Generadora Salvadorena). Once all three transactions close, Duke Energy International's diverse portfolio of Latin American and Asia-Pacific assets will include operations and ownership interests in approximately 6,700 megawatts of power generation, approximately 1,800 miles of natural gas pipeline and 245 miles of electric transmission, located throughout Argentina, Australia, Belize, Bolivia, Brazil, Chile, Ecuador, El Salvador, Indonesia, New Zealand and Peru.

Duke Energy International also has operating energy marketing and trading businesses and development offices in Sydney, Australia; Buenos Aires, Argentina; London, England; and Manila, the Philippines. And has ownership interests in methanol and MTBE manufacturing facilities in Saudi Arabia.

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Duke Energy International (DEI), a subsidiary of Duke Energy, is a leading owner, operator and developer of integrated energy projects in Asia Pacific and Latin America. DEI's diverse investment and asset portfolio spans the entire energy value chain from exploration, production, gathering, processing and transportation of natural gas through to generation, electric transmission and energy trading and marketing.

Duke Energy (NYSE:DUK) is a global energy company with more than $26 billion in assets. Headquartered in Charlotte, N.C., the company reaches into more than 50 countries, producing energy, transporting energy, marketing energy and providing energy services. In the United States, Duke Energy companies provide electric service to approximately two million customers in North Carolina and South Carolina; operate interstate pipelines that deliver natural gas to various regions of the country; and are leading marketers of electricity, natural gas and natural gas liquids. Additional information about the company is available on the Internet at: www.duke-energy.com

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include regulatory developments, the timing and extent of changes in commodity prices for oil, gas, coal, electricity and interest rates, the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets, the performance of electric generation, pipeline and gas processing facilities, the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects and conditions of the capital markets and equity markets during the periods covered by the forward-looking statements.

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Duke Energy to Purchase Dominion Resources Inc.'s
Latin American Power Generation Portfolio
Fact Sheet
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The Dominion Resource Inc.'s businesses being purchased by Duke Energy
International have gross ownership interests totaling approximately 1,200 megawatts of gross generation capacity and operations in hydroelectric, natural gas and diesel facilities:

ARGENTINA
|X|54 percent of the 98-megawatt, natural gas-fired Alto Valle power station.
   Co-owners of the business are the station's employees, with a 10-percent interest, and CALF, a local electric utility cooperative, with a 36-percent interest.
|X|98 percent of the 450-megawatt Cerros Colorados hydroelectric station.
   Co-owners of the business are the facility's employees, with a 2-percent interest.

BOLIVIA
|X|50-percent controlling interest in the 126-megawatt Empresa Electrica Corani hydroelectric business. 47 percent of the business is held in two private pension funds for the people of Bolivia, and the balance is held by individual shareholders, including employees.

PERU
|X|30-percent joint controlling ownership interest in Empresa de Generacion
   Electrica NorPeru S.A. [Egenor], with current capacity of 423 megawatts, principally hydroelectric power, with some thermal generation capacity. The business is scheduled to have 520 megawatts of capacity when an expansion program is completed later this year. Co-owners include Gener, a Chilean electric generation company, with a 30-percent interest, Electroperu with a 30-percent interest, and a 10-percent interest held by more than 700 public shareholders.

BELIZE
|X|95 percent of the 25-megawatt Mollejon hydroelectric facility, Belize. The remaining 5 percent of the business is owned by the Social Security Administration of Belize.